EXHIBIT 1

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

FINANCIAL REPORT

DECEMBER 31, 1999

C O N T E N T S

Page

UNAUDITED FINANCIAL STATEMENTS
Statement of Net Assets Available for Benefits	1
Statement of Changes in Net Assets Available for Benefits	2

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 1999

UNAUDITED 1999
ASSETS
Investments
Deposits with Principal Life Insurance Company
Pooled separate accounts, at fair value	$1,113,548
Guaranteed interest accounts, at fair value	102,248
Participant loans	26,476
Employer Security, Community Bancorp, Inc.	322,756

Net assets available for benefits	$1,565,028

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended December 31, 1999

UNAUDITED 1999
ADDITIONS
Investment income	$111,028
Contributions
Employer	106,525
Participants	304,340

Total additions	521,893

DEDUCTIONS
Benefits paid	125,890
Administrative expenses	940

Total deductions	126,830

Increase in Net Assets Available for Benefits	395,063
Net Assets Available for Benefits
Beginning of year	1,169,965

End of year	$1,565,028

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